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                                                                   Exhibit 12.01


                             TRAVELERS GROUP INC. and Subsidiaries
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions of dollars, except for ratio)

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
                                                                     Nine months ended
                                                                       September 30,
                                                              --------------------------------
                                                                  1997                 1996
                                                              ----------           -----------
Income from continuing operations
  before income taxes and minority interest                     $3,527               $2,341
Interest                                                         2,084                1,640
Portion of rentals deemed to be interest                            83                   80
                                                              ----------           -----------
  Earnings available for fixed charges                          $5,694               $4,061
                                                              ==========           ===========
FIXED CHARGES

Interest                                                        $2,084               $1,640
Portion of rentals deemed to be interest                            83                   80
                                                              ----------           -----------
  Fixed charges                                                 $2,167               $1,720
                                                              ==========           ===========

Ratio of earnings to fixed charges                                2.63X                2.36x
                                                              ==========           ===========

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